Exhibit 99.1
PLUMAS BANCORP REPORTS FIRST QUARTER RESULTS
QUINCY, California, April 28, 2010 — Plumas Bancorp, (NasdaqCM:PLBC), a bank holding company and the parent company of Plumas Bank, today announced that earnings increased by $1.4 million from a net loss of $1.28 million for the first quarter ended March 31, 2009 to net income of $134 thousand during the quarter ended March 31, 2010.
Losses allocated to common shareholders declined from $1.4 million ($0.29 per share) during the first quarter of 2009 to $37 thousand ($0.01 per share) during the current quarter. Losses allocated to common shareholders is calculated by taking net income/ (loss) and subtracting dividends accrued and discount accreted on preferred stock.
2010 Financial Highlights
(March 31, 2010 compared to March 31, 2009)
•	Net income of $134 thousand compared to a first quarter 2009 net loss of $1.3 million.
•	Loan loss provision decreased by $1.4 million.
•	Non-interest income increased by $557 thousand.
•	Non-interest expense decreased by $595 thousand.
•	Nonperforming loans as a percentage of total loans decreased from 8.55% to 5.57%.
•	Nonperforming loans decreased by $12.7 million, or 41%, to $18.2 million.
•	Non-performing assets as a percentage of total assets decreased from 7.19% to 5.72%.
Andrew J. Ryback, interim president and chief executive officer, remarked, “We are pleased to report that the Company made substantial improvements to its profitability during the first quarter. We remain highly focused on continuing to improve profitability and as such, have implemented an aggressive cost reduction program that includes further consolidation of operational functions, reductions in officer salaries, a freeze on all employee salary increases, elimination of annual bonuses for 2010 and a reduction in Board of Director fees. These and other actions are expected to reduce operating expenses by at least $1 million in 2010.”
Ryback continued, “Credit quality remains a top priority. We have reduced non-performing loan balances and we are optimistic that credit quality will continue to improve during 2010.” He added, “We remain a well-capitalized institution and continue to maintain a strong liquidity position.” Ryback concluded, “We want to thank our shareholders for their continued confidence in our Company. We will continue to do everything necessary to restore Plumas Bancorp to the valuation levels and growth potential that it once enjoyed.”

Asset Quality
Nonperforming loans at March 31, 2010 were $18.2 million (5.6% of total loans), a decrease of $12.7 million from the March 31, 2009 balance of $30.9 million (8.6% of total loans). Nonperforming assets (which is comprised of nonperforming loans, discussed above, plus foreclosed property (OREO) and repossessed vehicles) at March 31, 2010 were $29.1 million, a decrease of $5.3 million from the balance of $34.4 million at March 31, 2009. Nonperforming assets as a percentage of total assets decreased to 5.7% at March 31, 2010 down from 7.2% at March 31, 2009. OREO holdings represented thirty-four properties totaling $10.9 million at March 31, 2010 and eighteen properties totaling $3.5 million at March 31, 2009.
During the three months ended March 31, 2010 we recorded a provision for loan losses of $1.5 million, down $1.4 million from the $2.9 million provision recorded during the first quarter of 2009. The $1.5 million provision recorded for the three months ended March 31, 2010 primarily relates to a specific reserve required on one real estate mortgage loan as a result of the borrower filing for bankruptcy.
Net charge-offs as an annualized percentage of average loans increased from 0.53% during the quarter ended March 31, 2009 to 3.47% during the current quarter. While we incurred a significant increase in net charge-offs most of the amounts charged off had been incorporated in the allowance for loan losses at December 31, 2009 as specific reserves on impaired loans. The allowance for loan losses totaled $8.3 million at March 31, 2010 and $9.6 million at March 31, 2009. The decrease in the allowance for loan losses from March 31, 2009 is attributable to a $1.9 million decrease in specific reserves, which declined from $4.9 million at March 31, 2009 to $3.0 million, related to impaired loans at March 31, 2010. General reserves increased by $553 thousand to $5.3 million at March 31, 2010. The allowance for loan losses as a percentage of total loans decreased slightly from 2.67% at March 31, 2009 to 2.53% at March 31, 2010.
Shareholders’ Equity
Total shareholders’ equity decreased by $8.2 million from $46.2 million at March 31, 2009 to $38.0 million at March 31, 2010. This decrease is mostly related to losses incurred during the period from April 1, 2009 to December 31, 2009.
Book value per common share decreased to $5.51 at March 31, 2010 from $7.25 at March 31, 2009. Plumas Bancorp’s total risk-based capital ratio decreased from 15.0% at March 31, 2009 to 12.4% at March 31, 2010. Plumas Bank continues to exceed the requirements to be considered well-capitalized under regulatory guidelines as of March 31, 2010.

Deposits, Cash, Loans and Borrowings
The Company has been successful in generating deposits which increased by $46 million from $386 million at March 31, 2009 to $432 million at March 31, 2010. This increase is primarily related to a $29 million increase in time deposits related to a successful certificate of deposit promotion. Additionally, we have seen significant growth in our interest bearing transaction account designed for local public agencies. Deposits from this source increased by $24 million to $35 million at March 31, 2010.
The increase in deposits funded an increase of $43.6 million in cash and due from banks from $25.3 million at March 31, 2009 to $68.9 million at March 31, 2010. At March 31, 2010, $32.7 million of our cash balances were invested in an interest bearing account with the Federal Reserve Bank.
Net loans decreased by $33.4 million, or 9.5% from $352 million at March 31, 2009 to $318 million at March 31, 2010. This decline in net loans was mostly related to normal pay downs and prepayments, loan charge-offs and real estate acquired through foreclosure.
Long-term debt consists of two $10 million term Federal Home Loan Bank (FHLB) advances. The first advance matures on November 23, 2011 and bears interest at 1.00%. The second advance matures on November 23, 2012 and bears interest at 1.60%. Interest rates on both advances are fixed until maturity. Related to our excess cash position we are currently considering prepaying these advances.
There were no short-term borrowings at March 31, 2010. At March 31, 2009 short-term borrowings consisted of $31 million in overnight advances from the Federal Home Loan Bank.
Net Interest Income and Net Interest Margin
For the quarter ended March 31, 2010 net interest income before provision for loan losses totaled $4.5 million, a decline of $205 thousand from the $4.7 million earned during the same period in 2009. Net interest margin declined 33 basis points to 4.30% during 2010 from 4.63% for 2009.
This reduction in margin during 2010 includes a decline of $333 thousand in interest and fees on loans related to a decline in the average balance of loans outstanding from $362 million during the first quarter of 2009 to $328 million during the current quarter. The decline in loan balances resulted in a decrease in the percentage of average loans to average interest-earning assets from 89% during the first quarter of 2009 to 78% during the current quarter and a decrease in the yield on average interest-earning assets from 5.52% during the 2009 quarter to 5.20% during the three months ended March 31, 2010. The Company’s cost of interest-bearing liabilities has benefited from both the maturity of higher rate time deposits and the decline in market interest rates resulting in a decrease in the rate paid on average interest-bearing liabilities of 14 basis points from 1.19% during the first quarter of 2009 to 1.05% during the current quarter.

Non-Interest Income/Expense
Included in non-interest income is a $570 thousand gain on sale of $14 million in investment securities.
Our continuing efforts to reduce non-interest expense have met with success during first quarter of 2010 as illustrated by a $595 thousand reduction in non-interest expense from $5.3 million during the three months ended March 31, 2009 to $4.7 million during the current quarter. Salary and benefit expense declined by $332 thousand related to a reduction in salary expense of $89 thousand, a $95 thousand reduction in bonus expense and a $123 thousand reduction in stock compensation related to an adjustment in the forfeiture rate on outstanding options. Occupancy and equipment expense declined by $284 thousand the largest portion of which was an adjustment to rental expense on our Redding branch. On March 31, 2010 we purchased the building housing our Redding branch at fair value for a cost of $1 million. This purchase had an immediate effect on our non-interest expense related to the reversal of $184 thousand in accrued rent on this property. We expect ongoing annual savings of approximately $115 thousand related to this purchase. In addition we generated savings in numerous categories of expenses including supplies, telephone, data communications, advertising, courier, shareholder costs and director expense. Total costs related to these seven categories declined by $82 thousand. Finally, we reduced the provision for OREO losses by $141 thousand as no provision was required during the first quarter of 2010.
Partially offsetting these expense savings were increases in FDIC insurance assessments of $107 thousand, a $105 thousand increase in outside service costs and a $101 thousand increase in OREO expense. The increase in outside services costs resulted from outsourcing the daily management of our computer network, while the increase in OREO expense relate to the increase in OREO balances.
Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.
Contact: Elizabeth Kuipers
Vice President, Marketing Manager &
Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext. 8912
Fax: 530.283.9665
investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of March 31,
			Dollar	Percentage
	2010	2009	Change	Change
ASSETS
Cash and due from banks	$68,911	$25,307	$43,604	172.3%
Investment securities	65,513	60,706	4,807	7.9%
Loans, net of allowance for loan losses	318,361	351,768	(33,407)	-9.5%
Premises and equipment, net	15,257	15,390	(133)	-0.9%
Intangible assets, net	605	778	(173)	-22.2%
Bank owned life insurance	10,197	9,851	346	3.5%
Real estate and vehicles acquired through foreclosure	10,976	3,531	7,445	210.8%
Accrued interest receivable and other assets	19,824	11,250	8,574	76.2%

Total assets	$509,644	$478,581	$31,063	6.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$431,991	$385,711	$46,280	12.0%
Short-term borrowings	0	31,000	(31,000)	-100.0%
Long-term borrowings	20,000	0	20,000	0.0%
Accrued interest payable and other liabilities	9,389	5,398	3,991	73.9%
Junior subordinated deferrable interest debentures	10,310	10,310	—	—

Total liabilities	471,690	432,419	39,271	9.1%
Shareholders’ equity	37,954	46,162	(8,208)	-17.8%

Total liabilities and shareholders’ equity	$509,644	$478,581	$31,063	6.5%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED MARCH 31,	2010	2009	Change	Change

Interest income	$5,388	$5,555	$(167)	-3.0%
Interest expense	932	894	38	4.3%

Net interest income before provision for loan losses	4,456	4,661	(205)	-4.4%
Provision for loan losses	1,500	2,900	(1,400)	-48.3%

Net interest income after provision for loan losses	2,956	1,761	1,195	67.9%
Non-interest income	1,787	1,230	557	45.3%
Non-interest expenses	4,710	5,305	(595)	-11.2%

Income (loss) before income taxes	33	(2,314)	2,347	101.4%
Benefit for income taxes	(101)	(1,037)	936	90.3%

Net income (loss)	$134	$(1,277)	$1,411	110.5%
Dividends accrued and discount accreted on preferred shares	(171)	(116)	(55)	-47.4%

Net loss available to common shareholders	$(37)	$(1,393)	$1,356	97.3%

Basic loss per share	$(0.01)	$(0.29)	$0.28	96.6%

Diluted loss per share	$(0.01)	$(0.29)	$0.28	96.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	March 31,
	2010	2009
QUARTERLY AVERAGE BALANCES
Assets	$511,008	$459,640
Earning assets	$420,238	$408,320
Loans	$327,796	$362,439
Deposits	$431,328	$373,349
Common Equity	$27,263	$35,882
Total Equity	$38,867	$43,919

CREDIT QUALITY DATA
Allowance for loan losses	$8,266	$9,648
Allowance for loan losses as a percentage of total loans	2.53%	2.67%
Nonperforming loans	$18,171	$30,892
Nonperforming assets	$29,147	$34,423
Nonperforming loans as a percentage of total loans	5.57%	8.55%
Nonperforming assets as a percentage of total assets	5.72%	7.19%
Year-to-date net charge-offs	$2,802	$476
Year-to-date net charge-offs as a percentage of average loans, annualized	3.47%	0.53%

SHARE AND PER SHARE DATA
Basic loss per share	$(0.01)	$(0.29)
Diluted loss per share	$(0.01)	$(0.29)
Quarterly weighted average shares outstanding	4,776	4,776
Quarterly weighted average diluted shares outstanding	4,776	4,776
Book value per common share	$5.51	$7.25
Total shares outstanding	4,776	4,776

KEY FINANCIAL RATIOS
Annualized loss on average common equity	(0.6)%	(15.7)%
Annualized return (loss) on average assets	0.11%	(1.13)%
Net interest margin	4.30%	4.63%
Efficiency ratio	75.4%	90.1%
Loan to Deposit Ratio	75.5%	93.6%
Total Risk-Based Capital Ratio	12.4%	15.0%